AMENDMENT NO. 1

         TO SUBSCRIPTION AGREEMENT DATED JANUARY 23, 2004


     THIS AGREEMENT, dated as of April ____, 2004, is entered into by and among Wizzard Software Corporation, a Colorado corporation (the "Company"), and the subscribers identified on the signature page hereto (each a "Subscriber" and collectively "Subscribers").

     WHEREAS, the parties entered into a Subscription Agreement dated January 23, 2004, which provided for the issuance and registration of shares of the Company's common stock to the Subscribers;

     WHEREAS, Section 2(d) of the Subscription Agreement reads as follows:

     (d) Second Closing Limitation. A Second Closing may not take place in connection with that amount of Second Closing Shares to be sold to a Subscriber which would be in excess of the sum of (y) the number of shares of Common Stock beneficially owned by such Subscriber on the Second Closing Date, and (z) the number of Second Closing Shares with respect to which the determination of this proviso is being made on a Second Closing Date, which would result in beneficial ownership by the Subscriber of more than 9.99% of the outstanding shares of Common Stock of the Company on the Second Closing Date. For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. The Subscriber may revoke the restriction described in this paragraph upon and effective after 61 days prior notice to the Company. The Subscriber shall have the right to determine which of the equity of the Company deemed beneficially owned by the Subscriber shall be included in the 9.99% amount described above and which shall be allocated to the excess above 9.99%, except that the Warrant Shares issuable upon exercise of the Second Closing Warrants will all be allocated to the amount above 9.99%; and

     WHEREAS, the parties have determined that it would be mutually beneficial to delete the final two sentences of Section 2(d);

     NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and the Subscribers hereby agree as follows:

     1. Section 2(d) of the Subscription Agreement is hereby amended to read as follows:

     (d) Second Closing Limitation. A Second Closing may not take place in connection with that amount of Second Closing Shares to be sold to a Subscriber which would be in excess of the sum of (y) the number of shares of Common Stock beneficially owned by such Subscriber on the Second Closing Date, and (z) the number of Second Closing Shares with respect to which the determination of this proviso is being made on a Second Closing Date, which would result in beneficial ownership by the Subscriber of more than 9.99% of the outstanding shares of Common Stock of the Company on the Second Closing Date. For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.

     2. All other provisions of the Subscription Agreement shall remain in full force and effect.

                         "The Company"

                         WIZZARD SOFTWARE CORPORATION, a Colorado
                    Corporation


Dated: April 20, 2004          /s/ Christopher J. Spencer
                              ---------------------------
                         Name: Christopher J. Spencer
                         Title: President & CEO


                         "The Subscribers"

                         ALPHA CAPITAL AKTIENGESELLSCHAFT


Dated: April 23, 2004     /s/
                         ---
                         Name:
                         Title:


                         GENESIS MICROCAP INC.


Dated: April 22, 2004     /s/ Lawrence Gibbins
                         ---------------------
                         Name: Lawrence Gibbins
                         Title: Officer


                         STONESTREET LIMITED PARTNERSHIP


Dated: April 22, 2004          /s/ M. Finkelstein
                              -------------------
                         Name: Michael Finkelstein
                         Title: President